Exhibit 23.1

CONSENT OF THE INDEPENDENT AUDITORS

The Board of Directors

United PanAm Financial Corp.:

We consent to the incorporation by reference and inclusion in the registration statement on Form S-3 of United PanAm Financial Corp. of our report dated January 29, 2003, relating to the consolidated statements of financial condition of United PanAm Financial Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears herein and in the December 31, 2002 Annual Report on Form 10-K of United PanAm Financial Corp., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

Los Angeles, California

November 13, 2003